Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Equity Incentive Plan of CRA International, Inc. of our reports dated March 12, 2018, with respect to the consolidated financial statements of CRA International, Inc. and the effectiveness of internal control over financial reporting of CRA International, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 12, 2018